Exhibit 23.3

[RYDER SCOTT COMPANY LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company-Canada hereby consents to the use of its name and the information from its report regarding its estimates of reserves and future net revenues from the production and sale of those reserves of Northrock Resources, Ltd. as of December 31, 2005, in this Amendment No. 1 on Form 10-K/A to Pogo Producing Company’s Annual Report for the year ended December 31, 2005, including the filing of its letter report as an exhibit thereto, and to the incorporation by reference thereof into Pogo Producing Company’s previously filed Registration Statement Nos. 33-54969, 333-04233, 333-75105, 333-75105-01, 333-75105-02, 333-74861, 333-42426, 333-42428, 333-60800, 333-67324, 333-65548, 333-86856, 333-98205, 333-102775, 333-115130, 333-86417, 333-126097, 333-130557 and 333-136926.

RYDER SCOTT COMPANY-CANADA

October 27, 2006
Calgary, Alberta